ARTICLES OF AMENDMENT

dreyfus premier investment Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             The charter of the Corporation is hereby amended by redesignating (i) Dreyfus Premier Diversified International Fund as Dreyfus Diversified International Fund and the issued and unissued shares of Dreyfus Premier Diversified International Fund as Dreyfus Diversified International Fund shares of the relevant class, (ii) Dreyfus Premier Emerging Asia Fund as Dreyfus Emerging Asia Fund and the issued and unissued shares of Dreyfus Premier Emerging Asia Fund as Dreyfus Emerging Asia Fund shares of the relevant class, (iii) Dreyfus Premier Greater China Fund as Dreyfus Greater China Fund and the issued and unissued shares of Dreyfus Premier Greater China Fund as Dreyfus Greater China Fund shares of the relevant class, (iv) Dreyfus Premier International Growth Fund as Dreyfus International Growth Fund and the issued and unissued shares of Dreyfus Premier International Growth Fund as Dreyfus International Growth Fund shares of the relevant class, (v) Dreyfus Premier Large Cap Value Fund as Dreyfus Large Cap Value Fund and the issued and unissued shares of Dreyfus Premier Large Cap Value Fund as Dreyfus Large Cap Value Fund shares of the relevant class, (vi) Dreyfus Premier Large Cap Equity Fund as Dreyfus Large Cap Equity Fund and the issued and unissued shares of Dreyfus Premier Large Cap Equity Fund as Dreyfus Large Cap Equity Fund shares of the relevant class, (vii) Dreyfus Premier Large Cap Growth Fund as Dreyfus Large Cap Growth Fund and the issued and unissued shares of Dreyfus Premier Large Cap Growth Fund as Dreyfus Large Cap Growth Fund shares of the relevant class, and (viii) Dreyfus Premier Global Real Estate Securities Fund as Dreyfus Global Real Estate Securities Fund and the issued and unissued shares of Dreyfus Premier Global Real Estate Securities Fund as Dreyfus Global Real Estate Securities Fund shares of the relevant class.

SECOND:         The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dreyfus Premier Investment Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

dreyfus premier investment Funds, Inc.

By: /s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

WITNESS:

/s/ John B. Hammalian________________

John B. Hammalian

Assistant Secretary